Exhibit 10.38

AMENDMENT NUMBER THREE

TO THE ASSURANT EXECUTIVE 401(K) PLAN

THIS AMENDMENT to the Assurant Executive 401(k) Plan, as amended and restated effective as of January 1, 2009 (the “Plan”), is adopted by the Assurant, Inc. Benefit Plans Committee (the “Committee”) effective as of January 1, 2012.

W I T N E S S E T H:

WHEREAS, Assurant, Inc. (the “Company”) currently maintains the Plan;

WHEREAS, pursuant to Article 8 of the Plan, the Assurant, Inc. Benefit Plans Committee (the “Committee”) has the authority to amend the Plan, unless the amendment would significantly increase the Company’s liabilities for the Plan; and

WHEREAS, the Committee wishes to amend the Plan, effective as of January 1, 2012, to (i) reduce the rate of the annual contribution for a participant under the Plan from 7% of his compensation for the year in excess of the limit under Section 401(a)(17) of the Internal Revenue Code to 6% of his compensation for the year in excess of the limit under Section 401(a)(17) of the Internal Revenue Code, (ii) provide for 100% vesting after two years of vesting service for any portion of a participant’s benefits under the Plan attributable to plan years beginning on and after January 1, 2012, and (iii) remove the requirement that a participant must either (A) be actively employed on the last regularly scheduled work day of the plan year, (B) have terminated employment during the fourth quarter of the plan year as a result of a job elimination, a reduction in force, or an office closing, (C) have terminated employment during the plan year on account of retirement, disability or death, (D) have transferred employment during the plan year to an affiliate that was not a participating employer under the Assurant 401(k) Plan, or (E) have met the requirements applicable to any other reason deemed appropriate by the Committee in order to receive the annual contribution under the Plan.

NOW THEREFORE, the Committee amends the Plan as follows:

1.

Effective as of January 1, 2012, Section 3.01 of the Plan is amended in its entirety to read as follows:

“3.01	Amount of Benefits. Each Plan Year beginning on or after January 1, 2012, the Company will credit to each eligible Participant’s Account six percent (6%) of the Participant’s Executive Compensation that exceeds the Participant’s Eligible Pay for the Plan Year.”

2.

Effective as of January 1, 2012, Section 3.02 of the Plan is amended in its entirety to read as follows:

“3.02	Eligibility to Receive 401(k) Benefits. For Plan Years beginning on or after January 1, 2012, in order to be eligible to be credited with a 401(k) Benefit under the Plan for the Plan Year, a Participant must be (i) actively employed by an Employer during the Plan Year, and (ii) have received Executive Compensation in excess of his Eligible Pay for the Plan Year.

3.

Effective January 1, 2012, Section 3.03 of the Plan is amended in its entirety to read as follows:

“3.03	Timing of Benefits. Effective for Plan Years beginning on and after January 1, 2012, the Employer shall contribute a 401(k) Benefit to the Plan on behalf of an eligible Participant each payroll period beginning with the payroll period in which the eligible Participant’s Executive Compensation for the Plan Year first exceeds his Eligible Pay for the Plan Year and each payroll period thereafter during the Plan Year in which the Participant receives Executive Compensation.

The amount of the 401(k) Benefit to be contributed to the Plan on behalf of an eligible Participant for the first such payroll period shall be equal to six percent (6%) of the portion of the Participant’s Executive Compensation during such payroll period in excess of the Participant’s Eligible Pay. For each subsequent payroll period during the Plan Year, the amount contributed shall be equal to six percent (6%) of the eligible Participant’s Executive Compensation during such payroll period.”

4.

Effective as of January 1, 2012, Section 4.01 of the Plan is amended in its entirety to read as follows:

“4.01	Vesting Schedules. A Participant will become 100% vested in the portion of his 401(k) Benefits attributable to Plan Years beginning prior to January 1, 2012 when he (a) completes three (3) years of vesting service under the 401(k) Plan, or (b) terminates employment with an Employer on account of Retirement, Disability or death.

A Participant will become 100% vested in the portion of his 401(k) Benefits attributable to Plan Years beginning on and after January 1, 2012 when he (a) completes two (2) years of vesting service under the 401(k) Plan, or (b) terminates employment with an Employer on account of Retirement, Disability or death.

Any Participant who terminates employment for any reason other than Retirement, Disability or death before earning three (3) years of vesting service under the 401(k) Plan with respect to the portion of his 401(k) Benefits attributable to Plan Years beginning prior to January 1, 2012 and before completing two (2) years of vesting service under the 401(k) Plan with respect to the portion of his 401(k) Benefits attributable to Plan Years beginning on or after January 1, 2012 will not be entitled to receive the non-vested portion of his 401(k) Benefits under this Plan.”

5.

Effective January 1, 2012, the definition of the term “Annual Compensation” in Article 11 of the Plan is deleted in its entirety.

6.

Effective January 1, 2012, Article 11 of the Plan is amended to add “Eligible Pay” as a new defined term, to read as follows:

“Eligible Pay means “Eligible Pay” as defined in the 401(k) Plan, provided however, that for purposes of this Plan, Eligible Pay shall exclude the following amounts: (i) attendance bonus payments; (ii) instructor aerobics payments; (iii) alternate holiday paid; (iv) bonus recruiting payments; (iv) cost of living allowances, (v) payment of EAD hours, (vi) training bonuses; (vii) sign-on bonuses, and (viii) suggestion cash bonuses.”

7.

Effective January 1, 2012, the definition of the term “Executive Compensation” in Article 11 of the Plan is deleted in its entirety and replaced with the following:

“Executive Compensation means amounts that would be taken into account as Eligible Pay under this Plan, disregarding the compensation limit under Code Section 401(a)(17); provided, however, that Executive Compensation shall include any short-term incentive compensation component deferred under the Assurant Deferred Compensation Plan, with such amount to be included in Executive Compensation in the year of deferral rather than the year of payment to the Participant.

* * * * *

Except as amended herein, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned has adopted this Amendment Number Three to the Assurant Executive 401(k) Plan (as amended and restated effective as of January 1, 2009) on the date shown below, to be effective as of January 1, 2012.

ASSURANT, INC.
BENEFIT PLANS COMMITTEE

Date: November 17, 2011	By:	/s/ Robyn Price Stonehill
Robyn Price Stonehill
Member, Assurant, Inc. Benefit Plans Committee
Senior Vice President, Compensation, Benefits and Shared Services